Exhibit 99.2
AUDIT COMMITTEE CHARTER

PURPOSE
The purpose of the Audit Committee (the “Committee”) is to assist the full Federal Home Loan Bank of Cincinnati (the “FHLB”) Board of Directors (the “Board”) in fulfilling its fiduciary responsibilities by (1) overseeing the internal and independent audit functions and (2) overseeing the responsibilities of the FHLB management to establish, implement and maintain accounting policies and procedures that comply with applicable law, regulations, guidance and industry standards, including accounting principles generally accepted in the United States (“GAAP”) and other applicable reporting and disclosure standards.

MEMBERSHIP AND MEETINGS
The Committee shall consist of five or more Directors of the Board, including a Chair, as appointed by the Board, each of whom meets the criteria of independence outlined in the next section. Membership shall include a balance of independent and member directors, including representatives from community financial institutions. The terms of Committee members shall be appropriately staggered so as to provide for continuity of service. Each Committee member shall be financially literate and at least one member of the Committee shall have extensive accounting or related financial management expertise and qualify as an “audit committee financial expert” under the rules of the Securities and Exchange Commission.

The Committee shall meet at least four times annually, either in-person or telephonically (or other electronic means), and at such times and places as the Committee shall determine with the individual responsible for the internal audit function (the “Chief Audit Executive”). The Committee shall meet in separate Executive Sessions with each of the Chief Audit Executive and the independent auditor at least annually. A majority of the Committee shall be necessary to constitute a quorum, and the affirmative vote of a majority of the quorum present at the meeting shall be necessary for the passage of any motion or resolution. A motion to enter into Executive Session may be raised by a member of the Committee at any time and is subject to majority vote of the Committee. However, the Chair of the Committee may call an Executive Session of the Committee without any action by the Committee and determine the attendance of any staff or other guests at the Chair’s discretion.

Written Committee minutes and related documents shall be prepared for all regular meetings and, when deemed appropriate, for Executive Sessions. The Committee Chair or designee shall report on the proceedings of the Committee for acceptance by the Board at its next scheduled meeting.

The Committee shall review this Charter at least annually and recommend any proposed amendments to the Board for approval. This Charter shall be readopted and reapproved by the Committee and the Board, respectively, no less often than once every three years.

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Criteria for Independence
Each member of the Committee shall be an “independent” director as defined in Section 10A(m)(3) of the Securities Exchange Act of 1934. In addition, for a member of the Board to be considered sufficiently independent to serve as a member of the Committee, the director must not have, in the judgment of the Board, any disqualifying relationship with the FHLB or its management that would interfere with the exercise of the director's independent judgment. Such disqualifying relationships include, but are not limited to:

•Being employed by the FHLB in the current year or any of the past five years.
•Accepting any compensation from the FHLB other than compensation for Board service.
•Serving or having served in any of the past five years as a consultant, advisor, promoter, underwriter, legal counsel or independent auditor of or to the FHLB.
•Being an immediate family member of an individual who is, or has been in any of the past five years, employed by the FHLB as an executive officer.

DUTIES AND RESPONSIBILITIES

Financial Statements and Disclosure
(1) Direct senior management to maintain the reliability and integrity of the accounting policies, financial reporting and disclosure practices of the FHLB.

(2) Direct senior management to have policies in place that are reasonably designed to achieve disclosure and transparency regarding the FHLB's true financial performance and governance practices.

(3) Review the basis for the FHLB's financial statements and the independent auditor's opinion with respect to such financial statements, including:
•critical audit matters and accounting policies and practices used;
•the nature and extent of any significant changes in accounting principles;
•materiality assessments; and
•reports of the independent auditor concerning material written communications with management, such as management letters and/or schedules of unadjusted differences.

(4) Review and discuss analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information under GAAP related to material items that the independent auditor has discussed with management, the ramifications of the use of such alternative treatments, and the treatment preferred by the independent auditor.

(5) Review with the Chief Audit Executive and senior management:
•the internal control system and the adequacy of the FHLB’s internal controls;
•the resolution of any identified material weaknesses and reportable conditions; and
•the policies and procedures for prevention or detection of management override or compromise of the internal control system.

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(6) Understand the scope of the review by the FHLB’s internal and independent auditors of the FHLB’s internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management's responses.

(7) Review and discuss with management (including the Chief Audit Executive) and the independent auditor management’s report on internal control over financial reporting and the independent auditor’s attestation of that report prior to the filing of the FHLB’s Form 10-K.

(8) Review and discuss with the independent auditor its opinion on the effectiveness of management’s internal controls over financial reporting.

(9) Review and discuss with management (including the Chief Audit Executive) and the independent auditor the adequacy of the FHLB’s disclosures in its Forms 10-K and 10-Q regarding any changes in internal control over financial reporting.

(10) Review disclosures made to the Committee by the FHLB’s principal executive and financial officers, during their certification process for the FHLB’s Forms 10-K and 10-Q, regarding any significant deficiencies in the design or operation of internal controls or material weaknesses therein identified by the independent auditor and any fraud involving management or other employees who have a significant role in the FHLB’s internal controls.

(11) Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in the “Management’s Discussion and Analysis” section of the FHLB’s annual report on Form 10-K, and recommend to the Board whether the audited financial statements should be included in the FHLB’s annual report on Form 10-K.

(12) Review and discuss with management and the independent auditor the FHLB’s quarterly financial statements, including the results of the independent auditor’s review of those financial statements and the disclosures made in “Management’s Discussion and Analysis,” prior to the filing of its quarterly reports on Form 10-Q.

(13) Discuss with management any earnings releases to be issued or financial presentations to be made by the FHLB, including the use of any “pro forma” or “adjusted” non-GAAP information. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

Oversight of the Independent Auditor Engagement
(14) Oversee the independent auditor engagement, in part through performing a review of Audit Quality Indicators on a firm, system and individual engagement level basis, considering qualitative information provided by the independent auditors.

(15) Select, compensate, evaluate and replace the independent auditor, which shall report directly to the Committee. Request and review input from the members of the Committee, management, and the Chief Audit Executive regarding the performance of the independent auditor. Approve the independent auditor's annual engagement letter.

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(16) Pre-approve the audit and any non-audit services provided by the independent auditor.

(17) Discuss with the independent auditor the matters required to be discussed under applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, any significant disagreements with management, and management’s response.

(18) Resolve any disagreements between the independent auditor and management on financial reporting.

(19) Receive from the independent auditor the written disclosures and letter, required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Committee concerning independence, and discuss with the independent auditor the independent auditor’s independence.

(20) Assure that adequate policies and procedures are in place so that the Committee may assess the expertise and capacity of the independent auditor to fulfill its duties and obligations.

(21) Annually discuss with the independent auditor its internal quality control procedures. The Committee should obtain and consider an annual report from the independent auditor regarding its internal quality-control procedures; any material issues raised by the most recent internal quality-control review conducted by the PCAOB or a peer review of the independent auditor, or by any inquiry or investigation by governmental or professional authorities within the preceding five years; and any relationships between the independent auditor and the FHLB.

(22) Ensure the rotation of the lead and concurring audit partners every five years and other audit partners every seven years. Oversee requests for proposals relating to the rotation of the audit firm itself.

(23) Establish policies regarding the hiring by the FHLB of employees or former employees of the independent auditor.

Oversight of the Internal Audit Function
(24) Oversee the internal audit function by reviewing the scope of audit services required, reviewing and approving the internal audit work plan, staffing and budget, and reviewing audit activities and findings, including internal audit’s assessment of significant risk exposures and control issues, corporate governance issues, and such other matters as the Committee may request.

(25) Establish a follow-up process to monitor and ensure that management actions have been effectively implemented or that senior management has accepted the risk of not taking action. The Committee will receive updates regularly from the Chief Audit Executive with respect to the status of activities undertaken by management, and validation by the internal audit function, to address audit and examination findings as well as any other identified remedial actions being tracked to completion.

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(26) Select, terminate, compensate, and evaluate the Chief Audit Executive, including any consideration or monitoring of potential conflicts of interest. The Chief Audit Executive may not be removed without the approval of the Committee, shall report directly to the Committee on substantive matters, and is ultimately accountable to the Committee and the Board. The Chief Audit Executive shall report to the FHLB President on administrative matters.

Compliance and Other Responsibilities
(27) Provide an independent, direct channel of communication between the Board and the internal and independent auditors, each of whom shall have unrestricted access to the Committee and the Board without the need for any prior management knowledge or approval.

(28) Review the programs and policies of the FHLB designed to ensure compliance with applicable laws, regulations and policies, and monitor the results of these compliance efforts.

(29) Assure that the FHLB has policies in place to notify the Federal Housing Finance Agency (“FHFA”) of any accounting treatments or policies identified as having significant legal, reputational, or safety and soundness risk, including in particular any accounting treatments or policies that do not employ GAAP.

(30) Review the findings of examinations of the FHLB by FHFA (or any other regulatory agency), and any auditor observations on those findings.

(31) Establish procedures for the receipt, retention and treatment of complaints received by the FHLB regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by FHLB employees of concerns regarding questionable accounting or auditing matters. Conduct or authorize investigations into these or any other matters within the Committee's scope of responsibilities.

(32) Consider any request for the waiver of any provision of the FHLB’s Code of Ethics for Senior Financial Officers.

(33) Perform the duties assigned to it in the Related Persons Policy of the FHLB.

(34) Review the policies established by the FHLB’s senior management to assess and monitor implementation of the FHLB’s strategic business plan and the operating goals and objectives contained in that plan.

(35) Annually conduct a Committee self-evaluation.

(36) Periodically report its findings to the Board.

Reviews of Audit and Accounting Functions
(37) At least annually, review, with any appropriate professional assistance, the Committee's performance in light of the requirements of laws, rules, and regulations that are applicable to its activities and duties. The Committee should also assess whether it is operating consistent with applicable regulatory guidance. The Committee, in coordination with the Chief Audit Executive,

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will provide FHFA’s Chief Accountant with the materials and procedures employed in such review, as well as the final report. The review may be done as part of a Committee self-assessment, an outside review, or a combination of approaches.

(38) At least every two years, assess the need for an independent consultant or accounting firm to evaluate one or more accounting policy areas, and report the findings from such assessment to the Board, the FHLB’s senior management, and FHFA’s Chief Accountant. Consider the appropriate form and scope of engagement for any targeted evaluation determined to be necessary.

The foregoing responsibilities are set forth with the understanding that the Committee is not, and shall not be, responsible for (1) preparing or auditing the financial statements of the FHLB, (2) assessing or certifying as to the FHLB’s disclosure controls or its internal controls over financial reporting or (3) otherwise assuring compliance with the rules and regulations applicable to the FHLB’s public disclosures, including its filings with the Securities and Exchange Commission.

OUTSIDE ADVISORS
Committee members shall have free and open access to any officer or employee of the FHLB and to such books, records or other resources of the FHLB as the Committee deems necessary to fulfill its duties and responsibilities. FHLB management shall provide the Committee with adequate information and reports for it to fulfill its duties and responsibilities. The Committee shall have the authority to engage any independent counsel, consultants, advisors or experts deemed necessary to fulfill its duties and responsibilities. The FHLB shall provide funding, as determined by the Committee, for payment of compensation to any independent auditor or advisors engaged by the Committee and for payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

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